EXHIBIT 11.1

GENTLE DENTAL SERVICE CORPORATION
STATEMENT SHOWING CALCULATIONS OF EARNINGS (LOSS) PER SHARE <F1>
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
-------------------------------------------------------------------------------------------------------------------------------




                                                           YEARS ENDED DECEMBER 31,                SIX MONTHS ENDED JUNE 30,
                                                       1993          1994           1995                  1995            1996
                                              -------------  ------------  -------------        --------------   -------------
Weighted average number of common
  shares outstanding                                  1,032         1,152          1,333                 1,262           1,466
Weighted average number of common
  stock equivalent shares from
  exercise of stock options and
  warrants issued before July 1,
  1995 (using the modified treasury
  stock method)                                          --            17             84                    94              --<F2>
Weighted average number of common
  stock equivalent shares from
  exercise of stock options and
  warrants issued after July 1,
  1995 (using the modified treasury
  stock method)                                         272           284            280                   323             186
                                              -------------  ------------  -------------        --------------   -------------
Shares used in per share calculation                  1,304         1,452          1,697                 1,679           1,651
                                              =============  ============  =============        ==============   =============
Net income (loss)                                   $   243       $   404        $   257               $   238       $    (384)
Accretion of mandatorily redeemable
  common stock                                           --            --             --                    --             (69)
Modified treasury stock adjustments
  to net income                                         305           162            147                    98              17
                                              -------------  ------------  -------------        --------------   -------------
Net income (loss) applicable to
  common stock                                      $   548       $   566        $   404               $   336       $    (436)
                                              =============  ============  =============        ==============   =============
Net income (loss) per share                         $  0.42       $  0.39        $  0.24               $  0.20       $   (0.26)

----------------------

<F1> Gives effect to a one-for-two reverse split of the Company's common stock to be executed before the completion of the proposed initial public offering of the Company's common stock.

<F2> Excluded because their effect is anti-dilutive.